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
----------                         U.S. SECURITIES AND EXCHANGE COMMISSION                 -------------------------------
  FORM 4                                    WASHINGTON, DC 20549                                     OMB APPROVAL
----------                                                                                 -------------------------------
                                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB NUMBER:          3235-0287
[ ] Check this box if no                                                                    EXPIRES:     DECEMBER 31, 2001
    longer subject to           Filed pursuant to Section 16(a) of the Securities           ESTIMATED AVERAGE BURDEN
    Section 16. Form 4             Exchange Act of 1934, Section 17(a) of the               HOURS PER RESPONSE         0.5
    or Form 5 obligations          Public Utility Holding Company Act of 1935              --------------------------------
    may continue. See                        or Section 30(f) of the
    Instruction 1(b).                     Investment Company Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                to Issuer (Check all applicable)
 KHOURY            ABDO              H.           ARV ASSISTED LIVING, INC. (SRS)                   Director         10% Owner
---------------------------------------------  ----------------------------------------------   ---               ---
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for       X  Officer          Other
                                                  Number of Reporting        Month/Year         --- (give title   ---(Specify title
    245 Fischer Avenue, Suite D-1                 Person if an entity      December 1999             below)           below)
---------------------------------------------     (Voluntary)             -------------------       Senior Vice President and Chief
                 (Street)                                                 5. If Amendment,          Financial Officer
                                                                             Date of Original       --------------------------------
Costa Mesa       California         92626                                    Original        7. Individual or Joint/Group Filing
---------------------------------------------                                (Month/Year)       (Check Applicable Line)
  (City)           (State)           (Zip)                                                       X   Form filed by one Reporting
                                                                          ------------------    ---  Person

                                                                                                     Form filed by more than
                                                                                                ---  one Reporting Person

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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Trans-    4. Securities Acquired (A)  5.  Amount of        6. Ownership  7. Nature of
    (Instr. 3)                   action      action       or Disposed of (D)           Securities          Form:         Indirect
                                 Date        Code         (Instr. 3, 4 and 5)          Beneficially        Direct (D)    Beneficial
                                             (Instr. 8)                                Owned at            or            Ownership
                              ---------- -------------- -------------------------      End of Month        Indirect (I)  (Instr. 4)
                               (Month/                                                 (Instr. 3 and 4)    (Instr. 4)
                                Day/
                                Year)
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                                                                 (A) or
                                           Code    V    Amount     (D)     Price
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  COMMON STOCK                12/29/99      P            2,000      A      $1.50          2,300                D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

                                                                                                                     SEC 1474 (3-99)

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

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Conver-   3. Trans-   4. Transaction  5. Number of      6. Date Exer-     7. Title and     8. Price of
   Security                 sion or      action      Code            Derivative        cisable and       Amount of        Derivative
   (Instr. 3)               Exercise     Date        (Instr. 8)      Securities        Expiration        Underlying       Security
                            Price of     (Month/                     Acquired (A)      Date              Securities       (Instr. 5)
                            Derivative   Day/                        or Disposed of    (Month/Day/       (Instr.
                            Security     Year)                       (D) (Instr. 3,     Year)             3 and 4)
                                                                      4, and 5)
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                                                                                    Date     Expira-          Amount or
                                                                                    Exer-    tion             Number of
                                                                                    cisable  Date      Title  Shares
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                                                     Code   V       (A)      (D)
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EMPLOYEE STOCK OPTION      $1.625      12/20/99       A     V      33,334           12/20/00 12/20/09  COMMON   33,334
(RIGHT TO BUY)(1)                                                                                      STOCK
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EMPLOYEE STOCK OPTION      $1.625      12/20/99       A     V      33,333           12/20/01 12/20/09  COMMON   33,333
(RIGHT TO BUY)(1)                                                                                      STOCK
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EMPLOYEE STOCK OPTION      $1.625      12/20/99       A     V      33,333           12/20/02 12/20/09  COMMON   33,333
(RIGHT TO BUY)(1)                                                                                      STOCK
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EMPLOYEE STOCK OPTION      $1.625      12/20/99       A     V      50,000              (2)   12/20/09  COMMON   50,000
(RIGHT TO BUY)(1)                                                                                      STOCK
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
-------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)
-------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK OPTION                                       D
(RIGHT TO BUY)(1)
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EMPLOYEE STOCK OPTION                                       D
(RIGHT TO BUY)(1)
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EMPLOYEE STOCK OPTION                                       D
(RIGHT TO BUY)(1)
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EMPLOYEE STOCK OPTION             150,000                   D
(RIGHT TO BUY)(1)
-------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1) THESE ENTRIES RELATE TO A SINGLE OPTION GRANT ON DEECMBER 20, 1999.

(2) THIS PORTION OF THE OPTION GRANT WILL VEST IN THREE ANNUAL INSTALLMENTS
    BEGINNING ON THE FIRST DAY OF THE QUARTER IMMEDIATELY FOLLOWING THE
    ACHIEVEMENT BY THE COMPANY OF BOTH A POSITIVE CASH FLOW AND PROFITABILITY,
    BUT WILL IN NO CASE BEGIN VESTING LATER THAN DECEMBER 20, 2004.


**Intentional misstatements or omissions of facts constitute Federal Criminal        /s/   ABDO H. KHOURY        February 1, 2000
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              --------------------------  ----------------
                                                                                           Abdo H. Khoury             Date
                                                                                           **Signature of
                                                                                          Reporting Person
Note: File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
